EXHIBIT 10.1

NVR, INC.

1998 DIRECTORS’ LONG-TERM STOCK OPTION PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into as of                     , between NVR, Inc., a Virginia corporation (hereinafter “NVR” or the “Corporation”), and                     , a non-employee director of NVR (the “Optionee”).

Recitals:

WHEREAS, NVR has adopted the NVR, Inc. 1998 Directors’ Long-Term Stock Option Plan ( the “Plan”) providing for the grant under certain circumstances of options (the “Options”) exercisable for the purchase of shares of NVR Common Stock (the “Shares”);

WHEREAS, NVR, under the terms and conditions set forth below, has offered and committed to grant an Option under the Plan to the Optionee in connection with the Optionee’s service as a non-employee director of NVR; and

WHEREAS, in consideration of the grant of the Option and other benefits, the Optionee is willing to accept the Option provided for in this Agreement and is willing to abide by the obligations imposed on him or her under this Agreement and the other responsibilities of his or her position.

Provisions:

NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, NVR and the Optionee hereby agree as follows:

1. Acknowledgments of Optionee. The Option granted under this Agreement is intended to provide to the Optionee an opportunity to purchase Shares. The Optionee provides service to NVR in the capacity of a non-employee director. The Optionee acknowledges that such position, the Option granted under this Agreement and the other benefits of his or her service in that capacity are being conferred upon the Optionee only because of and on the condition of the willingness of the Optionee to commit his or her best efforts and loyalty to NVR in the performance of the duties of that position.

2. Effect of the Plan. The Option to be granted under this Agreement will be subject to all of the terms and conditions of the Plan, which are incorporated by reference and made part of this Agreement. The Optionee will abide by, and the Option granted to the Optionee will be subject to, all of the

STOCK OPTION AGREEMENT

provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Committee established to administer the Plan and by the Board of Directors of NVR (hereinafter the “Board”) pursuant to the Plan.

3. Grants. The Optionee is hereby granted an option to purchase              Shares, with an Option Price of $             per Share.

4. Exercise; Conditions to Exercise.

(a) Period of Exercise. Subject to Section 4(g) below, the Option may be exercised in whole or in part with respect to vested grants at any time after vesting. No Option may be exercised after ten years from the date of grant. The Option may be exercised only with respect to whole Shares.

(b) Vesting of Option. If the EPS Target is met in accordance with Section 4(g)(i) below, then on each of December 31, 2010, December 31, 2011, December 31, 2012 and December 31, 2013, twenty-five percent (25%) of the Options shall be exercisable in respect of the number of Shares initially subject to the Option. Subject to Section 4(g), the foregoing installments, to the extent not exercised, shall accumulate and be exercisable, in whole or in part, at any time and from time to time, after becoming exercisable and prior to the termination of the Option. For the avoidance of doubt and by way of example, if additional vesting occurs on December 31, 2010, the Options additionally vested on that date could not be exercised until the first business day of 2011, at which time the Optionee would not necessarily have to be a non-employee director in order to exercise the Options, subject to the earlier termination of the Option pursuant to Paragraphs 4(a) and 5 of this Agreement.

(c) Exercisability. In the event of a termination of the Optionee’s service as a non-employee director other than for “Cause” (as defined in Section 5) after the EPS Target is met, resulting from the Optionee’s involuntary termination without “Cause” (as defined in Section 5), death, disability or retirement at normal retirement age, the Option shall become exercisable at the date of termination for an additional portion of the previously nonexercisable portion of the Option which would have been eligible to be exercised at the end of the year in which such termination occurs and the remaining unvested portion of the Option shall immediately terminate. In addition, if the Optionee’s service is terminated after the EPS Target is met because the Optionee (i) does not stand for reelection as a director, (ii) is asked not to stand for reelection as a director, or (iii) stands for reelection but is not reelected as a director, the Option shall become exercisable at the date of termination for an additional portion of the previously nonexercisable

STOCK OPTION AGREEMENT

portion of the Option which the Optionee would have been eligible to exercise if the Optionee had continued to provide service to the company for the remainder of the calendar year in which his or her termination occurs and for one additional year thereafter and the remaining unvested portion of the Option shall immediately terminate.

(d) Who May Exercise. During the Optionee’s lifetime, the Option rights may be exercised only by him or her.

(e) Manner of Exercise. Option rights may be exercised by the delivery of written notice from the Optionee to the Committee or the Committee’s designee specifying the number of Shares then being exercised.

(f) Payment of Exercise Price. To exercise the Option, the Optionee must make full payment of the Option Price to NVR in any one or more of the following ways:

(i)	in cash, including check, bank draft, or money order; and/or

(ii)	by the assignment and delivery to NVR of Shares owned by the Optionee (or his estate) provided however, that such Shares have not been acquired pursuant to the exercise of an option within the last six months (unless the options were exercised following the death of the Optionee), are free and clear of all liens and encumbrances and have a fair market value (as determined by the closing price on the national securities exchange on which the Shares are listed on the day preceding the day of exercise or by any other method acceptable to the Committee in its absolute discretion) equal to the applicable Option Price less than any portion thereof paid in cash.

The Optionee also must reimburse NVR for the amount of all applicable withholding taxes at the rate required to be paid by NVR.

(g) Restrictions on Exercise.

(i) Performance Goal. Except as provided in Section 7 below, the Option shall not become exercisable unless NVR meets the EPS Target. NVR will

STOCK OPTION AGREEMENT

be deemed to have met the EPS Target if NVR’s cumulative earnings per share is at least $339.00 per share (as adjusted by the Board in its reasonable discretion for reorganizations, recapitalizations, splits, reverse splits, combinations of shares, mergers, consolidations, sales of assets or other similar events occurring after May 4, 2005) for the years 2005, 2006, 2007 and 2008. For the avoidance of doubt, cumulative earnings per share means the sum of the earnings per share for each year (determined in accordance with the generally accepted accounting principles for U.S. companies as then in effect for each such year, with no retroactive adjustments for rules becoming effective in future years), and shall be determined as of December 31, 2008.

(ii) Regulatory Matters. The Option may not be exercised if such exercise would constitute a violation of any applicable Federal or state statute or regulation or if any required approval of a governmental authority having jurisdiction shall not have been secured. NVR agrees to use reasonable diligence to obtain all such requisite approvals or consents.

5. Termination of Option.

(a) If the EPS Target has not been met as of December 31, 2008, the Option shall immediately terminate.

(b) If the Optionee ceases to be a non-employee director as a result of a termination for “Cause” (as defined in this paragraph), the Option shall terminate. A termination shall be for “Cause” in the event the Optionee ceases to be a non-employee director of NVR as a result of (i) conviction of a felony, or other crime involving moral turpitude; (ii) gross misconduct in connection with the performance of such Optionee’s duties (which shall include a breach of such Optionee’s fiduciary duty of loyalty); (iii) a willful violation of any criminal law involving a felony, including federal or state securities laws; or (iv) material breaches (following notice and an opportunity to cure) of any covenants by the Optionee contained in any agreement between the Optionee and NVR. In the event of a termination for “Cause”, the unexercised Option shall terminate immediately.

In no event may the Option be exercised by the Optionee if he or she has violated any provision of this Agreement.

6. Adjustment Upon Changes in Shares. Adjustments specified in Section 7 relating to Shares or securities of the Corporation shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

STOCK OPTION AGREEMENT

7. Effect Of Changes In Capitalization.

(a) Changes in Shares. If the outstanding Shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation by reason of any recapitalization, reclassification, stock split-up, combination of stock, exchange of shares, stock dividend or other distribution payable on capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Corporation occurring after the date the Option is granted, the number and kind of shares for which the Option is outstanding shall be adjusted proportionately and appropriately, so that the proportionate interest of the Optionee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in the Option shall not change the aggregate Option Price payable with respect to shares subject to the unexercised portion of the Option but shall include a corresponding proportionate adjustment in the Option Price per share.

(b) Reorganization in Which the Corporation Is the Surviving Entity. Subject to Section 7(c) of this Section, if the Corporation shall be the surviving entity in any reorganization, merger or consolidation of the Corporation with one or more other entities, the Option shall pertain to and apply to the securities to which a holder of the number of shares subject to the Option would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger or consolidation.

(c) Reorganization in Which the Corporation Is Not the Surviving Corporation or Sale of Assets or Shares. Upon the dissolution or liquidation of the Corporation, or upon a merger, consolidation or reorganization of the Corporation with one or more other corporations in which the Corporation is not the surviving corporation, or upon a sale of substantially all of the assets of the Corporation to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Corporation is the surviving corporation) which results in any person or entity (or persons or entities acting as a group or in concert) owning 20 percent or more of the combined voting power of all classes of stock of the Corporation, or upon any person commencing a tender or exchange offer or entering into an agreement or receiving an option to acquire beneficial ownership of 20 percent or more of the total number of voting shares of the Corporation, all Options outstanding hereunder shall fully vest. In the event of any such change of control, sale of assets or other corporate transaction (a “Transaction”), each individual holding an Option shall have the right (i)

STOCK OPTION AGREEMENT

immediately prior to the occurrence of such Transaction and (ii) during such period occurring prior to such Transaction as the Administrator in its sole discretion shall designate, to exercise such Option in whole or in part, whether or not such Option was otherwise exercisable at the time such Transaction occurs and without regard to any installment limitation on exercise imposed pursuant to Section 4(b) above, but with regard to the limitation on exercise imposed pursuant to Section 4(g) above. The Administrator shall send written notice of an event that will result in such an exercise period to all individuals who hold Options not later than the time at which the Corporation gives notice thereof to its stockholders.

8. Nonassignability. The options may not be transferred in any manner otherwise than by will or the laws of descent and distribution.

9. Rights as a Holder of Shares. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any Shares covered by his or her Option until the date on which payment is made by him or her, and accepted by the Company, for such Shares. No adjustment shall be made for distributions for which the record date is prior to the date such payment is made and accepted.

10. Disclaimer of Rights. No provision in this option agreement shall be construed to confer upon the Optionee the right to continue as a director of NVR.

11. Notices. Notices regarding the exercise of Options must be in writing, addressed and delivered or mailed to: NVR, Inc., Plaza America Tower I, 11700 Plaza America Drive, Suite 500, Reston, VA 20190, Attn: Assistant Treasurer. All other notices to NVR must be in writing, addressed and delivered or mailed to: NVR, Inc., Plaza America Tower I, 11700 Plaza America Drive, Suite 500, Reston, VA 20190, Attn: Sr. Vice President, Human Resources. All notices to the Optionee must be in writing addressed and delivered or mailed to him or her at the address shown on the records of NVR.

12. Governing Law. This Agreement and all determinations made and actions taken pursuant thereto, shall be governed under the laws of the Commonwealth of Virginia.

13. Severability. If any part of this Agreement shall be determined to be invalid or unenforceable, such part shall be ineffective only to the extent of such invalidity or unenforceability, without affecting the remaining portions hereof.

STOCK OPTION AGREEMENT

14. Amendment, Suspension or Termination of Plan. NVR may from time to time amend, suspend or, at any time, terminate the Plan or modify this option agreement with the consent of the Optionee. An amendment, suspension or termination of the Plan shall not without the consent of the Optionee, reduce or impair any rights or obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NVR, INC.

By:

Its:

WITNESS (as to Optionee)	OPTIONEE